Exhibit 3.9

CERTIFICATE OF INCORPORATION

(Duplicate)

USCC 91630000MA758T0G8N (l-2)

Name: Qinghai Zhongtiancheng Resources Technology Co, Ltd.

Type: Limited Liability Company (solely-invested by the wholly foreign-owned legal person)

Address: No. 60, East Renmin Road, Dachaidan Town, Haixi State, Qinghai Province

Legal representative: Zhang Mao

Registered capital: $1 million dollars

Establishment Date: July 09, 2018

Business Term: from July 09, 2018 to July 08, 2048

Business Scope: comprehensive development and utilization of Salt Lake resources and product research & development, production and marketing of ulexite, pinnoite, boron oxide and lithium carbonate, purchase of Salt Lake development equipment and raw materials, boron exploitation, production and marketing of industrial salt (projects subject to approval pursuant to laws shall conduct business activities after gaining approval of relevant departments)

Registration authority

Administration for Industry and Commerce of Qinghai

July 09, 2018

Enterprise credit information publicity system website: http://gsxt.qhaic.gov.cn

Supervised by the administration for industry and commerce of the People's Republic of China